Exhibit 99.1

  ARBOR REALTY TRUST ACCEPTS THE RESIGNATION OF BOARD MEMBER JONATHAN BERNSTEIN

    UNIONDALE, N.Y., Feb. 8 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, announced today that Jonathan Bernstein has resigned from its Board of Directors to act as legal advisor and pursue business opportunities with the firm.

    "We appreciate the years of valuable service that Jon has provided to Arbor and we look forward to our continued working relationship," said Ivan Kaufman, President and CEO of Arbor Realty Trust. "He has an extensive knowledge and understanding of our business and I am confident his expertise will continue to enhance the Company's future growth."

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

    Safe Harbor Statement

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in the Arbor's Annual Report on Form 10-K for the year ended December 31, 2004 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Contacts:                              Investors:
    Arbor Realty Trust, Inc.               Stephanie Carrington/ Denise Roche
    Paul Elenio, Chief Financial Officer   The Ruth Group
    516-832-7422                           646-536-7017 / 7008
    paul.elenio@thearbornet.com            scarrington@theruthgroup.com
                                           droche@theruthgroup.com

    Media: Bonnie Habyan
    SVP of Marketing
    516-229-6615
    bonnie.habyan@thearbornet.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             02/08/2006
    /CONTACT: Paul Elenio, Chief Financial Officer, +1-516-832-7422, paul.elenio@thearbornet.com, or Media: Bonnie Habyan, SVP of Marketing, +1-516-229-6615, bonnie.habyan@thearbornet.com, both of Arbor Realty Trust, Inc.; Investors: Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group for Arbor Realty Trust, Inc./